NationsBank Corporation
Charlotte, NC  28255
Tel 704 386-5000

Pricing Supplement No. 0167 Dated March 26, 1997          Rule 424(b)(2)
(To Prospectus dated July 12, 1996 and                    File number: 333-7229
Prospectus Supplement dated November 8, 1996)


Subordinated Medium-Term Notes, Series F
Due Nine Months or More From Date of Issue
Fixed Rate Notes


Principal Amount:                                    $  25,000,000.00
Issue Price:                                                 100% (1)
Commission or Discount:                    2.300%    $     575,000.00

Proceeds to Company:                      97.700%    $  24,425,000.00

Agent:                            Merrill Lynch & Co., as Principal


Original Issue Date:              April 15, 1997

Stated Maturity Date:             April 16, 2012

Cusip #:                          63858S-BE-8
Form:                             Book entry only


Interest Rate:                    7.500% per annum

Interest Payment Dates:           Monthly, 15th of each month, commencing on
                                      May 15, 1997


Discount Note?                                                   No
May the Notes be redeemed by the Company prior to maturity?      Yes (See below)

The notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring April 15, 2002 and each Interest Payment Date occurring in April or October thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice, as described in the Prospectus Supplement.


May the notes be repaid prior to maturity at the option of       No
the holder?






(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Merrill Lynch & Co.